Exhibit 99.2

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Robert Quartaro (954) 769-7342 quartaror@autonation.com

Thomas J. Baltimore, Jr. and Steven L. Gerard Elected
to AutoNation’s Board of Directors

FORT LAUDERDALE, Fla., (April 26, 2019) -AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that its stockholders elected Thomas J. Baltimore, Jr. and Steven L. Gerard to AutoNation’s Board of Directors at the 2019 Annual Meeting of Stockholders held on April 18, 2019.

Mr. Baltimore has been the Chairman, President and Chief Executive Officer of Park Hotels & Resorts, Inc., an NYSE-listed lodging real estate investment trust, since January 2017. Between May 2016 and January 2017, Mr. Baltimore was the President and Chief Executive Officer of the planned Hilton Real Estate Investment Trust. Previously, he was President and Chief Executive Officer of RLJ Lodging Trust, an NYSE-listed real estate investment company, from May 2011 to May 2016. He served as Co-Founder and President of RLJ Development, LLC, RLJ Lodging’s predecessor company, from 2000 to May 2011. He served in various management positions with Hilton Hotels Corporation and Host Marriott Services between 1994 and 2000. Mr. Baltimore also serves as lead independent director of Prudential Financial, Inc.

Mr. Gerard served as the Chief Executive Officer of CBIZ, Inc., a provider of integrated business services and products, from October 2000 until his retirement in March 2016, and he continues to serve as the Chairman of its Board of Directors, a position he has held since October 2002. Mr. Gerard was Chairman and Chief Executive Officer of Great Point Capital, Inc., a provider of operational and advisory services, from 1997 to October 2000. From 1991 to 1997, he was Chairman and Chief Executive Officer of Triangle Wire & Cable, Inc. and its successor Ocean View Capital, Inc. Mr. Gerard’s prior experience includes 16 years with Citibank, N.A. in various senior corporate finance and banking positions. Further, Mr. Gerard served seven years with the American Stock Exchange, where he last served as Vice President of the Securities Division. Mr. Gerard also serves on the Board of Directors of Lennar Corporation and Las Vegas Sands Corp. Mr. Gerard has been recognized as an NACD Board Leadership Fellow.

“With their extensive corporate executive and board experience, we welcome the valuable experience and insight Tom and Steve will bring to the AutoNation Board,” said Mike Jackson, AutoNation’s Executive Chairman.
About AutoNation, Inc.
AutoNation, America’s largest automotive retailer, is transforming the automotive industry through its bold leadership, innovation, and comprehensive brand extensions. As of March 31, 2019, AutoNation owned and operated over 325 locations from coast to coast. AutoNation has sold over 12 million vehicles, the first automotive retailer to reach this milestone. AutoNation’s success is driven by a commitment to delivering a peerless experience through customer-focused sales and service processes. Through its Drive Pink initiative, AutoNation is committed to drive out cancer, create awareness and support critical research. AutoNation continues to be a proud supporter of the Breast Cancer Research Foundation and other cancer-related charities.
Please visit investors.autonation.com, www.autonation.com, www.autonationdrive.com, www.twitter.com/CEOLiebert, and www.twitter.com/AutoNation, where AutoNation discloses additional information about the Company, its business, and its results of operations.